Exhibit 99.1

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), MEDECISION, INC., a Pennsylvania corporation (“MEDecision”), and MEDECISION INVESTMENTS, INC., a Delaware corporation (“MEDecision Investments”; and together with MEDecision, each a “Borrower” and jointly, severally and collectively, the “Borrowers”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

Recitals.

A.                                   Bank and MEDecision have entered into that certain Amended and Restated Loan and Security Agreement dated as of September 28, 2006 (as amended from time to time, the “Prior Loan Agreement”). Pursuant to the Prior Loan Agreement, Bank has agreed to make certain loans and other financial accommodations, as described therein, to MEDecision.

B.                                     Bank, MEDecision, and MEDecision Investments have entered into that certain Joinder Agreement dated as of December 22, 2006, pursuant to which MEDecision Investments agreed to be jointly and severally liable with MEDecision for all of the Obligations under the Prior Loan Agreement.

C.                                     Borrowers have requested, and Bank has agreed to extend, amend and restate the Prior Loan Agreement in its entirety. The parties hereby agree that the Prior Loan Agreement is hereby amended and restated in its entirety as follows:

1.                                      ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.                                      LOAN AND TERMS OF PAYMENT

2.1.                            Promise to Pay. Borrowers hereby jointly and severally unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1.                  Revolving Advances.

(a)                                  Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)                                 Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2.                  Letters of Credit Sublimit.

(a)                                  As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrowers’ account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed, in the aggregate, Two Million Dollars ($2,000,000). Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate amount available to be used for the issuance of Letters of Credit may not exceed (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base, minus (ii) the outstanding principal amount of any Advances (including the face amount of any outstanding Letters of Credit (and drawn but unreimbursed Letters of Credit). If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date, Borrowers shall provide to Bank cash collateral in an amount equal to one hundred percent (100%) of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Each Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Each Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrowers’ account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrowers’ account, and each Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b)                                 The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

2.2.                            Overadvances. If at any time or for any reason the total of all outstanding Advances and all other monetary Obligations exceeds the Availability Amount (an “Overadvance”), Borrowers shall immediately pay the amount of the excess to Bank, without notice or demand. Without limiting Borrowers’ obligation to repay to Bank the amount of any Overadvance, Borrowers jointly and severally agree to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3.                            Payment of Interest on the Credit Extensions.

(a)                                  Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to three-quarters of one percent (0.75%) above the Prime Rate; provided, however, that in the event Borrowers have two (2) consecutive fiscal quarters of Net Income of One Dollar ($1) or more on a consolidated basis, the Revolving Line shall thereafter accrue interest at a floating per annum rate equal to one half of one percent (0.50%) above the Prime Rate. Notwithstanding the foregoing, if at any time Borrowers report a Net Income of less than One Dollar ($1) as of any fiscal quarter end, the amounts outstanding under the Revolving Line shall thereafter accrue interest at a floating per annum rate equal to three-quarters of one percent (0.75%) above the Prime Rate. In addition, during any Trigger Event Period, the amounts outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to one and one half of one percent (1.50%) above the Prime Rate.

(b)                                 Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5%) above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)                                  Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)                                 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)                                  Debit of Accounts. Bank may debit any of Borrowers’ deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrowers owes Bank when due. These debits shall not constitute a set-off.

(f)                                    Payment; Interest Computation; Float Charge. Interest is payable monthly on the first (1st) calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. In addition, during any Trigger Event Period, Bank shall be entitled to charge Borrowers a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate then applicable to the Credit Extensions, on all Payments received by Bank. The float charge for each month shall be payable on the first (1st) day of the month. Bank shall not, however, be required to credit Borrowers’ account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrowers’ Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.4.                            Fees. Borrowers shall pay to Bank:

(a)                                  Commitment Fee. A fully earned, non-refundable commitment fee of Forty Thousand Dollars ($40,000), on the Effective Date;

(b)                                 Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance or renewal of such Letter of Credit by Bank;

(c)                                  Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable monthly on the last day of each month, in an amount equal to one quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line (including drawn but unreimbursed Letters of Credit), as determined by Bank. Borrowers shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;

(d)                                 Collateral Monitoring Fee. During any Trigger Event Period, a monthly collateral monitoring fee of Seven Hundred Fifty Dollars ($750) (the “Collateral Monitoring Fee”), payable in arrears on the first (1st) day of each month (prorated for any partial month), at the beginning and upon termination of this Agreement; provided, however, that for any month during which Borrowers have no outstanding Advances under the Revolving Line, the Collateral Monitoring Fee will be zero; and

(e)                                  Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5.                            Inter-Company Debt, Contribution. Without implying any limitation on the joint and several nature of the Obligations, Bank agrees that, notwithstanding any other provision of this Agreement, the Persons included in the term “Borrowers” may create reasonable inter-company indebtedness between or among the Persons included in the term “Borrowers” with respect to the allocation of the benefits and proceeds of the Credit Extensions under this Agreement. The Persons included in the term “Borrowers” agree among themselves, and Bank consents to that agreement, that each such Person shall have rights of contribution from all of such Persons to the extent such Person incurs Obligations in excess of the proceeds of the Advances received by, or allocated to, such Person. All such indebtedness and rights shall be, and are hereby agreed by the Persons included in the term “Borrowers” to be, subordinate in priority and payment to the indefeasible repayment in full in cash of the Obligations, and, unless Bank agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been indefeasibly paid in full in cash. Each Person included in the term “Borrowers” agrees that all of such inter-company indebtedness and rights of contribution are part of the Collateral and secure the Obligations. Each Person included in the term “Borrowers” hereby agrees not to assert any rights of counterclaim, recoupment and offset between or among themselves arising on account of that indebtedness and otherwise. No Person included in the term “Borrowers” shall evidence the inter-company indebtedness or rights of contribution by note or other instrument, and shall not secure such indebtedness or rights of contribution with any Lien or security.

2.6.                            Borrowers are Integrated Group. Each Person included in the term “Borrowers” hereby represents and warrants to Bank that each of them will derive benefits, directly and indirectly, from each Credit Extension, each in their separate capacity and as a member of the integrated group to which each such Person belongs and because the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole, because Borrower believes (i) the terms of the Credit Extension provided under this Agreement are more favorable than would otherwise would be obtainable by such Persons individually, and (ii) the additional administrative and other costs and reduced flexibility associated with individual loan arrangements which would otherwise be required if obtainable would substantially reduce the value to such Persons of the Credit Extension.

2.7.                            Primary Obligations. The obligations and liabilities of each Person included in the term “Borrowers” shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that such Person may have against any one or more of the other Persons included in the term “Borrowers,” Bank and/or any other guarantor and shall not be conditional or contingent upon pursuit or enforcement by Bank of any remedies it may have against Persons included in the term “Borrowers” with respect to this Agreement, or any of the other Loan Documents, whether pursuant to the terms thereof or by operation of law. Without limiting the generality of the foregoing, Bank shall not be required to make any demand upon any of the Persons included in the term “Borrowers,” or to sell the Collateral or otherwise pursue, enforce or exhaust its or their remedies against the Persons included in the term “Borrowers” or the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies hereunder. Any one or more successive or concurrent actions or proceedings may be brought against each Person included in the term “Borrowers,” either in the same action, if any, brought against any one or more of the Persons included in the term “Borrowers” or in separate actions or proceedings, as often as Bank may deem expedient or advisable. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of the Persons included in the term “Borrowers,” any other guarantor or any obligor under any of the Loan Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against any one or more of the Persons included in the term “Borrowers,” in their respective capacities as borrowers and guarantors under this Agreement, or under any of the Loan Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of any other Borrower under this Agreement in any manner whatsoever, and this Agreement shall remain and continue in full force and effect. It is the intent and purpose of this Agreement that each Person included in the term “Borrowers” shall and does hereby waive all rights and benefits which might accrue to any other guarantor by reason of any such proceeding, and the Persons included in the term “Borrowers” agree that they shall be liable for the full amount of the obligations and liabilities under this Agreement regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of the Persons included in the term “Borrowers,” any other guarantor or any other obligor under any of the Loan Documents, that may result from any such proceedings.

3.                                      CONDITIONS OF LOANS

3.1.                            Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that each Borrower shall consent to or have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)                                  duly executed original signatures to the Loan Documents to which they are a party;

(b)                                 duly executed original signatures to each Control Agreement;

(c)                                  its Operating Documents and a good standing certificate of MEDecision certified by the Secretary of Commonwealth of the Commonwealth of Pennsylvania as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)                                 its Operating Documents and a good standing certificate of MEDecision Investments certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(e)                                  duly executed original signatures to the completed Borrowing Resolutions for each Borrower;

(f)                                    certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g)                                 the Perfection Certificates executed by each Borrower;

(h)                                 evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(i)                                     payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2.                            Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)                                  except as otherwise provided in Section 3.4, timely receipt of an executed Transaction Report or Borrowing Base Certificate, as applicable;

(b)                                 the representations and warranties in Section 5 shall be true in all material respects on the date of the Transaction Report or Borrowing Base Certificate, as applicable, and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is each Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)                                  in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3.                            Covenant to Deliver. Each Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Each Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of each Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

3.4.                            Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Section 2.1.2), Borrowers shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrowers must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report or Borrowing Base Certificate, as applicable, executed by a Responsible Officer or his or her designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.

4.                                      CREATION OF SECURITY INTEREST

4.1.                            Grant of Security Interest. Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If any Borrower shall acquire a commercial tort claim, such Borrower shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to such Borrower.

4.2.                            Authorization to File Financing Statements. Each Borrower hereby authorizes Bank to file financing statements, without notice to such Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of the Loan Documents, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5.                                      REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1.                            Due Organization, Authorization; Power and Authority. Each Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on any Borrower’s business. In connection with this Agreement, each Borrower has delivered to Bank a completed certificate signed by such Borrower, entitled “Perfection Certificate”. Each Borrower represents and warrants to Bank that (a) such Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) each Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that such Borrower has none; (d) the Perfection Certificate accurately sets forth such Borrower’s place of business, or, if more than one, its chief executive office as well as such Borrower’s mailing address (if different than its chief executive office); (e) no Borrower (and each of its predecessors) has, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to such Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that each Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If any Borrower is not now a Registered Organization but later becomes one, such Borrower shall promptly notify Bank of such occurrence and provide Bank with such Borrower’s organizational identification number.

The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with the organizational documents of any Borrower, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which any Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect, or (v) constitute an event of default under any material agreement by which such Borrower is bound. No Borrower is in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on such Borrower’s business.

5.2.                            Collateral. Each Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. No Borrower has any deposit accounts other than the deposit accounts with Bank (other than those not prohibited under Section 6.8(b) hereof) and, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which such Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to Bank in writing by such Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. In the event that any Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then such Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Each Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent is valid and enforceable and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of such Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party.

Except as noted on its Perfection Certificate, no Borrower is a party to, nor is bound by, any material license or other agreement with respect to which such Borrower is the licensee (a) that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral. Each Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Each Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

5.3.                            Accounts Receivable.

(a)                                  For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall meet the Minimum Eligibility Requirements, set forth in Section 13 below.

(b)                                 All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrowers’ Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. No Borrower has knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Account in any Transaction Report or Borrowing Base Certificate, as applicable. To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4.                            Litigation. Except as noted on its Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Borrower or any of its Subsidiaries involving more than Fifty Thousand Dollars ($50,000).

5.5.                            No Material Deviation in Financial Statements. All consolidated financial statements for each Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects such Borrower’s consolidated financial condition and such Borrower’s consolidated results of operations. There has not been any material deterioration in any Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6.                            Solvency. The fair salable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; no Borrower is left with unreasonably small capital after the transactions in this Agreement; and each Borrower is able to pay its debts (including trade debts) as they mature.

5.7.                            Regulatory Compliance. No Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Neither Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act. No Borrower, nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. No Borrower’s, nor any of its Subsidiaries’, properties or assets has been used by such Borrower or any Subsidiary or, to the best of such Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8.                            Subsidiaries; Investments. Neither Borrower owns any stock, partnership interest or other equity securities except for Permitted Investments.

5.9.                            Tax Returns and Payments; Pension Contributions. Each Borrower has timely filed all required tax returns and reports, and each Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower. Each Borrower may defer payment of any contested taxes, provided that such Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Each Borrower is unaware of any claims or adjustments proposed for any of such Borrower’s prior tax years which could result in additional taxes becoming due and payable by such Borrower. With respect to any Plan that is maintained or contributed to by any Borrower: (a) no “accumulated funding deficiency” as defined in Code §412 or ERISA §302 has occurred, whether or not that accumulated funding deficiency has been waived; (b) no Reportable Event (as defined by ERISA) has occurred other than events for which reporting has been waived; (c) no termination of any Plan has occurred; (d) no Borrower has incurred a “complete withdrawal” within the meaning of ERISA §4203 from any Multi-employer Plan (as defined by ERISA); (e) no Borrower has incurred a “partial withdrawal” within the meaning of ERISA §4205 with respect to any Multi-employer Plan; (f) no Multi-employer Plan to which any Borrower has an obligation to contribute is in “reorganization” within the meaning of ERISA §4241 nor has notice been received by any Borrower that such a Multi-employer Plan will be placed in “reorganization”.

5.10.                     Use of Proceeds. Each Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11.                     Full Disclosure. No written representation, warranty or other statement of any Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by each Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.                                      AFFIRMATIVE COVENANTS

Each Borrower shall do all of the following:

6.1.                            Government Compliance.

(a)                                  Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Borrower’s business or operations. Each Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on such Borrower’s business.

(b)                                 Obtain all of the Governmental Approvals, that to the knowledge of the Borrowers, that are necessary for the performance by each Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Each Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2.                            Financial Statements, Reports, Certificates.

(a)                                  Each Borrower shall provide Bank with the following:

(i)             within thirty (30) days after the end of each month, (A) a duly completed Borrowing Base Certificate signed by a Responsible Officer, (B) monthly accounts receivable agings, aged by invoice date, (C) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (D) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports and general ledger;

(ii)          as soon as available, and in any event within thirty (30) days after the end of each month, monthly company prepared financial statements;

(iii)       within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, such Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(iv)      within thirty (30) days after the end of each month, a Deferred Revenue report, in form acceptable to Bank.

(v)         within thirty (30) days prior to the end of each fiscal year, or as updated, of such Borrower, (A) annual internal operating plans (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of such Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by such Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; and

(vi)      as soon as available, and in any event within one hundred twenty (120) days following the end of such Borrower’s fiscal year, annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank.

Notwithstanding the foregoing, during a Trigger Event Period, Borrowers shall be required to provide Bank with a Transaction Report (and any schedules related thereto) on a weekly basis and at the time of each Credit Extension. If Borrowers have no outstanding Advances under the Revolving Line, Borrowers shall be required to provide Bank with a Transaction Report (and any schedules related thereto) on a monthly basis within thirty (30) days of each month end and prior to obtaining an Advance, Borrowers shall provide sufficient notice to Bank to allow Bank to audit Borrowers’ Collateral.

(b)                                 In the event that any Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within forty five (45) days after filing, all reports on Form 10-Q and within ninety (90) days after filing, all reports on Form 10-K and 8-K filed with the Securities and Exchange Commission or a link thereto on such Borrower’s or another website on the Internet.

(c)                                  Each Borrower shall allow Bank, at its sole discretion, to audit such Borrower’s Collateral, at least twice a year, at such Borrower’s expense.

(d)                                 Prompt written notice of (i) any material change in the composition of the intellectual property, (ii) the registration of any copyright, including any subsequent ownership right of such Borrower in or to any copyright, patent or trademark not shown in the IP Security Agreement, or (iii) such Borrower’s knowledge of an event that materially adversely affects the value of the intellectual property.

6.3.                            Accounts Receivable.

(a)                                  Schedules and Documents Relating to Accounts. Each Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that any Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in any Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrowers shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrowers shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b)                                 Disputes. Each Borrower shall promptly notify Bank of all material disputes or claims relating to Accounts. Each Borrower may forgive (completely or partially),

compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) such Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.

(c)                                  Collection of Accounts. Each Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, each Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and such Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof. Bank may, in its good faith business judgment, require that all proceeds of Accounts be deposited by Borrowers into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment.

(d)                                 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to any Borrower, such Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, such Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(e)                                  Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of such Borrower or Bank or such other name as Bank may choose.

(f)                                    No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of such Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4.                            Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by such Borrower not later than the following Business Day after receipt by such Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, no Borrower shall be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by such Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Twenty Five Thousand Dollars ($25,000) or less (for all such transactions in any fiscal year). Each Borrower agrees that it will not commingle proceeds of Collateral with any of such Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5.                            Taxes; Pensions. Timely file all required tax returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by any Borrower except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and comply with the funding requirements of ERISA with respect to its Plans.

6.6.                            Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrowers’ Books. The foregoing inspections and audits shall be at Borrowers’ expense, and the charge therefor shall be Seven Hundred Fifty Dollars ($750) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event any Borrower and Bank schedule an audit more than ten (10) days in advance, and such Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), such Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7.                            Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in each Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, each Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any property policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If any Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8.                            Operating Accounts.

(a)                                  Maintain Borrowers’ and each Borrower’s Subsidiaries’ primary depository and operating accounts and securities accounts with Bank and Bank’s affiliates.

(b)                                 Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that any Borrower at any time maintains, such Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s employees and identified to Bank by such Borrower as such.

6.9.                            Financial Covenants.

Each Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted:

(a)                                  Adjusted Quick Ratio. For the period of time commencing September 30, 2007 and continuing each month thereafter, a ratio of Quick Assets to Current Liabilities minus fifty percent (50%) of license, maintenance and services Deferred Revenue of at least 1:15 to 1.00 (the “Adjusted Quick Ratio”).

(b)                                 Tangible Net Worth. Tested as of the last day of each fiscal quarter, a Tangible Net Worth of not less than the following amounts at the following times:

Period	Tangible Net Worth

September 30, 2007	$4,500,000

December 31, 2007	$6,500,000

March 31, 2008	$4,500,000

June 30, 2008	$3,000,000

6.10.Protection and Registration of Intellectual Property Rights. Each Borrower shall:  (a) protect, defend and maintain the validity and enforceability of its intellectual property, unless it receives Bank’s prior written consent to do otherwise; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to such Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent. If any Borrower (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then such Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If any Borrower decides to register any copyrights or mask works in the United States Copyright Office, such Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of such Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States

Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work applications with the United States Copyright Office. Each Borrower shall promptly provide to Bank copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

6.11.Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, such Borrower and its officers, employees and agents and such Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to such Borrower.

6.12.Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7.NEGATIVE COVENANTS

No Borrower shall do any of the following without Bank’s prior written consent:

7.1.                            Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; and (c) in connection with Permitted Liens and Permitted Investments.

7.2.                            Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by such Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i)  if any Key Person ceases to hold such office with such Borrower and replacements satisfactory to the Bank are not made within ninety (90) days of their departure from Borrower or (ii) enter into any transaction or series of related transactions in which the stockholders of such Borrower who were not stockholders immediately prior to the first such transaction own more than forty percent (40%) of the voting stock of such Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of such Borrower’s equity securities in a public offering or to venture capital investors so long as such Borrower identifies to Bank the venture capital investors prior to the closing of the transaction). No Borrower shall, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in such Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3.                            Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into such Borrower.

7.4.                            Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5.                            Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

7.6.                            Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7.                            Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) such Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) such Borrower may pay dividends solely in common stock; and (iii) such Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Twenty Five Thousand Dollars ($25,000) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8.                            Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower, except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9.                            Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10.                     Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose.

7.11.                     ERISA Compliance. No Borrower shall:  (a) engage in or permit any non-exempt “prohibited transaction” (as defined in ERISA), which result, or may result, in any material liability of any Borrower; (b) cause any “accumulated funding deficiency” as defined in ERISA and/or the Internal Revenue Code; (c) terminate any pension plan in a manner which could result in the imposition of a lien on the property of Borrower pursuant to ERISA; (d) terminate or consent to the termination of any Multi-employer Plan; or (e) incur a complete or partial withdrawal with respect to any Multi-employer Plan.

8.                                      EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1.                            Payment Default. Any Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2.                            Covenant Default.

(a)                                  Any Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.7, 6.8, 6.9, or violates any covenant in Section 7; or

(b)                                 Any Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3.                            Material Adverse Change. A Material Adverse Change occurs;

8.4.                            Attachment. (a) Any material portion of any Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver; (b) the service of process seeking to attach, by trustee or similar process, any funds of such Borrower or of any entity under control of such Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate; (c) such Borrower is enjoined, restrained, or prevented by court order from conducting any part of its business; or (d) a notice of lien, levy, or assessment is filed against any assets of any Borrower by any government agency, and the same under clauses (a) through (d) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period;

8.5.                            Insolvency. (a) Any Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6.                            Other Agreements. There is a default in any agreement to which any Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or that could have a material adverse effect on any Borrower’s business;

8.7.                            Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8.                            Misrepresentations. Any Borrower or any Person acting for such Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

8.9.                            Subordinated Debt. A default or breach occurs under any agreement between any Borrower and any creditor of any Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement.

9.                                      BANK’S RIGHTS AND REMEDIES

9.1.                            Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)                                  declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)                                 stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between any Borrower and Bank;

(c)                                  demand that Borrowers (i) deposit cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrowers shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)                                 settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing any Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(e)                                  make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Each Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)                                    apply to the Obligations any (i) balances and deposits of any Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of any Borrower;

(g)                                 ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use without charge, each Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)                                 place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i)                                     demand and receive possession of Borrowers’ Books; and

(j)                                     exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2.                            Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse the applicable Borrower’s name on any checks or other forms of payment or security; (b) sign the applicable Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder Bank’s foregoing appointment as such Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3.                            Protective Payments. If any Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which each Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide each Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4.                            Application of Payments and Proceeds. Borrowers shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by any Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrowers account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrowers by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrowers shall remain jointly and severally liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5.                            Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d)

any act or default of any carrier, warehouseman, bailee, or other Person. Each Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6.                            No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by each Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7.                            Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which such Borrower is liable.

10.                               NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or any Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrowers at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or any Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:                                   MEDecision, Inc.

601 Lee Road

Wayne, Pennsylvania 19087

Attn:  Carl Smith, Chief Financial Officer

Fax: (610) 540-0270

Email: carl.smith@medecision.com

If to Bank:                                                               Silicon Valley Bank

5 Radnor Corporate Center

Number 555

100 Matsonford Road

Radnor, Pennsylvania  19087

Attn: Richard White

Fax: (610) 971-2063

Email: rwhite@svb.com

11.                               CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Pennsylvania law governs the Loan Documents without regard to principles of conflicts of law. Each Borrower and Bank submit to the jurisdiction of the State and Federal courts in the Commonwealth of Pennsylvania; provided, however, that if for any reason Bank can not avail itself of the courts of the Commonwealth of Pennsylvania, each Borrower and Bank submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, further, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrowers at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrowers’ actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND BANK WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.                               GENERAL PROVISIONS

12.1.                     Termination Prior to Revolving Line Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrowers, effective three (3) Business Days after written notice of termination is given to Bank. Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrowers fully satisfy their Obligations. If such termination is at Borrowers’ election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrowers shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to one percent (1.0%) of the Revolving Line provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Bank.

12.2.                     Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3.                     Indemnification. Each Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and each Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.

12.4.                     Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5.                     Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6.                     Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by Bank and each Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7.                     Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8.                     Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrowers in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9.                     Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.10.              Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.                               DEFINITIONS

13.1.                     Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted Quick Ratio” is defined in Section 6.9(a).

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the sum of the amounts available under the Borrowing Base minus (b) the amount of all outstanding Letters of

Credit (including drawn but unreimbursed Letters of Credit), and minus (c) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrowers.

“Borrowers” is defined in the preamble hereof

“Borrowers’ Books” are each Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” means eighty percent (80%) of Eligible Accounts, as determined by Bank from Borrowers’ most recent Transaction Report or Borrowing Base Certificate, as applicable; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit E.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit D.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Pennsylvania; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Pennsylvania, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of each Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collateral Monitoring Fee” is defined in Section 2.4(d).

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which any Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which any Borrower maintains a Securities Account or a Commodity Account, any Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Advance, Letter of Credit, or any other extension of credit by Bank for any Borrower’s benefit.

“Current Liabilities” are all obligations and liabilities of each Borrower to Bank, plus, without duplication, the aggregate amount of Borrowers’ Total Liabilities that mature within one (1) year.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is MEDecision’s deposit account, account number 3300359975, maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is the date Bank executes this Agreement as indicated on the signature page hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of any Borrower’s business that meet all of such Borrower’s representations and warranties in Section 5.3, which Bank, in its good faith business judgment, shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Bank’s good faith business judgment, the following (the “Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account. The Account must not:

(a)                                  be owing from an Account Debtor which has not been invoiced;

(b)                                 be outstanding for more than ninety (90) days from its invoice date (the “Eligibility Period”);

(c)                                  be owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within the Eligibility Period;

(d)                                 have credit balances over ninety (90) days from invoice date;

(e)                                  be owing from an Account Debtor, including Affiliates, whose total obligations to such Borrower exceed twenty-five percent (25%) of all Accounts (except for Health Care Service Corporation, Horizon Blue Cross Blue Shield of New Jersey and Blue Cross Blue Shield of Minnesota, for which such percentage is thirty five percent (35%), but not at any time to exceed seventy five percent (75%) of all Eligible Accounts) for the amounts that exceed that percentage, unless Bank approves in writing;

(f)                                    represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor;

(g)                                 be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional);

(h)                                 be owing from an Account Debtor with whom such Borrower has any dispute (whether or not relating to the particular Account),

(i)                                     be owing from a Related Account Debtor;

(j)                                     be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Bank, or which, fails or goes out of a material portion of its business;

(k)                                  be billed in currencies other than in Dollars;

(l)                                     be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Bank’s satisfaction, with the Federal Assignment of Claims Act of 1940, as amended);

(m)                               be billed and payable outside of the United States

(n)                                 be owing from an Account Debtor to whom such Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed ineligible only to the extent of any amounts owed by such Borrower to such Account Debtor);

(o)                                 Accounts owing from an Account Debtor to the extent that such Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by such Borrower in the ordinary course of its business;

(p)                                 be owing from an Account Debtor with respect to which such Borrower has received Deferred Revenue unless Reserves equal to ten percent (10%) of total deferred maintenance and prepaid service revenue are being maintained; and

(q)                                 be an Account which Bank in its good faith business judgment determines collection to be doubtful.

Notwithstanding the foregoing, during any Trigger Event Period, Bank may, in its sole discretion, offset select deferred maintenance and prepaid service revenue against the Borrowing Base.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Funding Date” is any date on which a Credit Extension is made to or on account of any Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrowers to Bank dated as of even date herewith.

“Key Person” is any of (i) MEDecision’s Chief Executive Officer, or Chief Financial Officer who are, as of the Effective Date, David St.Clair, and Carl Smith , respectively or (ii) MEDecision Investments President, Vice Presidnet or Treasurer who are, as of the Effective Date,  Carl E. Smith, Dennis Johnson, Harold F. Kolbach, Jr., respectively.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreement, any note, or notes or guaranties executed by any Borrower and any other present or future agreement between any Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of any Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Minimum Eligibility Requirements” is defined in the term “Eligible Accounts.”

“Net Income” means, as calculated on a consolidated basis for each Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of such Borrower and its Subsidiaries for such period taken as a single accounting period.

“Obligations” are each Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts such Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of such Borrower assigned to Bank, and the performance of such Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrowers’ outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its Deposit Accounts.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)                                  Borrowers’ Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)                                 Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)                                  Subordinated Debt;

(d)                                 unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)                                  Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)                                    Indebtedness in an aggregate principal amount not to exceed Nine Million Dollars ($9,000,000) secured by Permitted Liens; and

(g)                                 extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon any Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)                                  Investments shown on the Perfection Certificate and existing on the Effective Date;

(b)                                 Cash Equivalents;

(c)                                  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrowers;

(d)                                 Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)                                  Investments accepted in connection with Transfers permitted by Section 7.1;

(f)                                    Investments of Subsidiaries in or to other Subsidiaries or such Borrower and Investments by such Borrower in its Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year;

(g)                                 Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of any Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Borrower’s Board of Directors;

(h)                                 Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(i)                                     Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of either Borrower in any Subsidiary.

“Permitted Liens” are:

(a)                                  Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which such Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)                                  purchase money Liens (i) on Equipment acquired or held by Borrowers incurred for financing the acquisition of the Equipment securing no more than Nine Million Dollars ($9,000,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)                                 statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of Bank’s Liens and the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed Fifty Thousand Dollars ($50,000);

(e)                                  Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)                                    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)                                 leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of any Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(h)                                 non-exclusive license of intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i)                                     Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(j)                                     Liens in favor of other financial institutions arising in connection with any Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Plan” means any pension plan that is covered by Title IV of ERISA and in respect of which any Borrower is an “employer” as defined in Section 3 of ERISA.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Quick Assets” is, on any date, each Borrower’s unrestricted cash and Cash Equivalents maintained with Bank, Accounts, and investments with Bank with maturities of fewer than twelve (12) months determined according to GAAP.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Related Account Debtor” means, with respect to any Person, any Affiliate, relative, partner, shareholder, director, officer, of employee of such Person.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise which reduce the amount of the Advances, Letters of Credit and other financial accommodations which would otherwise be available to Borrowers under the lending formulas provided herein:  (a) for accrued interest; (b) to reflect events, conditions, contingencies or risks which, as determined by Bank, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrowers, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); (c) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (d) in respect of any state of facts which Bank determines is reasonably likely to constitute an Event of Default or Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of MEDecision and any of the President, Vice President or Treasurer of MEDecision Investments.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to Eight Million Dollars ($8,000,000) outstanding at any time.

“Revolving Line Maturity Date” is September 28, 2008.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by any Borrower subordinated to all of such Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of each Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to such Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on each Borrower’s consolidated balance sheet, including all Indebtedness, and the current portion of Subordinated Debt permitted by Bank to be paid by such Borrower, but excluding all other Subordinated Debt.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit C.

“Transfer” is defined in Section 7.1.

“Trigger Event” means at any time that Borrowers’ Adjusted Quick Ratio is less than or equal to 1.35.

“Trigger Event Period” is the period of time commencing December 31, 2007, without notice, upon the occurrence of any Trigger Event and continuing thereafter until such time as Bank determines, in its sole discretion, to end such Trigger Event Period. The occurrence of a Trigger Event and the conversion of certain terms of this Agreement during any Trigger Event Period, is not and shall not be deemed a waiver of any Events of Default which may have occurred and be continuing at such time.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(c).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

MEDECISION, INC.

By:	/s/ Carl E. Smith
Name: Carl E. Smith
Title: Executive Vice President
and Chief Financial Officer

MEDECISION INVESTMENTS, INC.

By:	/s/ Harold F. Kalbach, Jr.
Name: Harold F. Kalbach, Jr.
Title: Treasurer

BANK:

SILICON VALLEY BANK

By:	/s/ Richard White
Name: Richard White
Title: Relationship Manager

Effective Date: December 12, 2007

[Signature page to Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	DATE:
FROM:	MEDECISION, INC. and
MEDECISION INVESTMENTS, INC.

The undersigned authorized officer certifies that under the terms and conditions of the Loan and Security Agreement between MEDdecision Investments, Inc., MEDecision, Inc. (each a “Borrower” and collectively, the “Borrowers”) and Bank (the “Agreement”), (1)  Borrowers are in complete compliance for the period ending                                with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) each Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and each Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against any Borrower relating to unpaid employee payroll or benefits of which such Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that any Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with CC	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited)	FYE within 120 days	Yes No
Field Audits	Within Bank’s discretion	Yes No
10-Q	Within 45 days after filing with SEC	Yes No
10-K and 8-K	Within 90 days after filing with SEC	Yes No
Borrowing Base Certificate A/R & A/P Agings	Monthly within 30 days	Yes No
Board Projections (Annual internal operating plans)	Annually, or as updated	Yes No
Deferred Revenue report	Monthly within 30 days	Yes No
Transaction Report	Weekly	Yes No

The following intellectual property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies

Minimum Tangible Net Worth (Tested Quarterly):
September 30, 2007	$4,500,000	$	Yes No
December 31, 2007	$6,500,000	$	Yes No
March 31, 2008	$4,500,000	$	Yes No
June 30, 2008	$3,000,000	$	Yes No

Adjusted Quick Ratio (Tested Monthly):	1.15:1.00	:1.00	Yes No

Performance Pricing*		Applies

Net Income > $1	Prime + 0.5%	Yes No
Net Income < $1	Prime + 0.75%	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

MEDECISION, INC. and	BANK USE ONLY
MEDECISION INVESTMENTS, INC.
Received by:
AUTHORIZED SIGNER
By:	Date:
Name:
Title:	Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status:	Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrowers

Dated:

I.                                         Adjusted Quick Ratio (Section 6.9(a))

Required:  1.15:1.00

Actual:

A.	Aggregate value of the unrestricted cash and Cash Equivalents of each Borrower and its Subsidiaries	$
B.	Aggregate value of accounts receivable of each Borrower and its Subsidiaries	$
C.	Aggregate value of the Investments with maturities of fewer than 12 months of each Borrower and it Subsidiaries	$
D.	Quick Assets (the sum of lines A through C)	$
E.	Aggregate value of Obligations to Bank	$
F.

Aggregate value of liabilities that should, under GAAP, be classified as liabilities on such Borrower’s consolidated balance sheet, including all Indebtedness, and not otherwise reflected in line E above that matures within one (1 year)

$
G.	Current Liabilities (the sum of lines E and F)	$
H.	50% of Deferred Revenues	$
I.	Line G minus line H	$
J.	Adjusted Quick Ratio (line D divided by line I)

Is line J equal to or greater than 1.15:1:00?

No, not in compliance	Yes, in compliance

II.                                     Tangible Net Worth (Section 6.9(b))

Required:

September 30, 2007	$4,500,000
December 31, 2007	$6,500,000
March 31 2008	$4,500,000
At all times thereafter	$3,000,000

Actual:

A.	Aggregate value of total assets of each Borrower and its Subsidiaries	$
B.	Aggregate value of goodwill of each Borrower and its Subsidiaries	$
C.

Aggregate value of intangible assets of each Borrower and its Subsidiaries (including unamortized debt discount and expense, capitalized software, deferred tax assets, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses)

$

D.	Aggregate value of all notes, accounts receivable and other obligations owing to each Borrower from its officers or other Affiliates	$
E.	Aggregate value of any reserves not already deducted from assets	$
F.

Aggregate value of liabilities that should, under GAAP, be classified as liabilities on each Borrower’s consolidated balance sheet, including all Indebtedness and current portion of Subordinated Debt permitted by Bank to be paid by such Borrower, but excluding all other Subordinated Debt

$
G.	Tangible Net Worth (line A minus line B minus line C minus line D minus line E minus line F)	$

Is line G equal to or greater than required amount?

No, not in compliance	Yes, in compliance

EXHIBIT C

Transaction Report

EXHIBIT D

Corporate Borrowing Resolutions

(see attached)

EXHIBIT E

BORROWING BASE CERTIFICATE

Borrowers: Medecision, Inc. and Medecision Investments, Inc.
Lender:        Silicon Valley Bank
Commitment Amount:     $8,000,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable (invoiced) Book Value as of	$
2.	Additions (please explain on reverse)	$
3.	TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Un-invoiced Accounts	$
5.	Amounts over 90 days due	$
6.	Balance of 50% over 90 day accounts	$
7.	Credit balances over 90 days	$
8.	Concentration Limits	$
9.	Foreign Accounts	$
10.	Governmental Accounts	$
11.	Contra Accounts	$
12.	Promotion or Demo Accounts	$
13.	Intercompany/Employee Accounts	$
14.	Disputed Accounts	$
15.	Deferred Revenue	$
16.	Other (please explain on reverse)	$
17.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
18.	Eligible Accounts (#3 minus #17)	$
19.	ELIGIBLE AMOUNT OF ACCOUNTS (80% of #18)	$

BALANCES
20.	Maximum Loan Amount	$8,000,000
21.	Total Funds Available (Lesser of #20 or #19)	$
22.	Present balance owing on Line of Credit	$
23.	Outstanding under Sublimits	$
24.	NET BORROWING AVAILABILITY (#21 minus #22 and #23)	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY
COMMENTS:	Received by:
AUTHORIZED SIGNER
Date:
By:	Verified:
Authorized Signer	AUTHORIZED SIGNER

Date:	Date:
Compliance Status: Yes No